Exhibit 99.8

Consent to be Named as a Director Nominee

In connection with the filing by Blue Gold Limited, a Cayman Islands exempted company limited by shares (the “Company”) of the Registration Statement on Form F-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, under Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments.

Dated: November 8, 2024	/s/ Candice Beaumont
Candice Beaumont